 Exhibit 99.1

News Release

IGT WINS BONUSING PATENT CASE AGAINST BALLY

(LAS VEGAS – Oct. 11, 2011) – International Game Technology (NYSE: IGT) has won an important appellate case against Bally Technologies, Inc. (NYSE: BYI). On Oct. 6, 2011, the U.S. Court of Appeals for the Federal Circuit affirmed a district court’s judgment against Bally for infringement of two of IGT’s patents.

IGT’s patents (U.S. Patent Nos. RE37,885 and RE38,812) claim certain methods of paying bonuses at gaming machines. Two of Bally’s products, Power Rewards and ACSC Power Winners, were found to infringe. The case will now return to district court for a determination of damages and remedy.

“IGT is very pleased with this decision,” said Robert C. Melendres, Chief Legal Officer and Corporate Secretary of IGT. “IGT has invested significant resources and years developing market leading bonusing technology. The bonusing patents in this case cover features that are greatly desired by both operators and players.”

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contacts:
Jaclyn March	Shelle Murach
IGT Public Relations	IGT Public Relations
775-448-8377	775-448-0221
Jaclyn.March@IGT.com	Shelle.Murach@IGT.com

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